Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

Phone  (441) 292 8515
Fax (441) 292 5280

Press Release

Contact:    David R. Radulski                      Roger R. Scotton
Investor Relations                Media Relations
(441) 294 7460           (441) 294 7165

HERBERT HAAG JOINS XL CAPITAL LTD BOARD OF DIRECTORS

Hamilton, Bermuda - June 8, 2006 - XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) today announced that Mr. Herbert Haag has joined the Company’s Board of Directors.

Mr. Haag was the founding President and Chief Executive Officer of Bermuda-based reinsurer PartnerRe Ltd. in 1993. He retired in December 2000 and served as Senior Advisor of Partner Re Ltd. for two more years. Mr. Haag’s insurance industry career spans approximately 40 years, including 24 years with Swiss Reinsurance Company where he held various senior positions, including nine years as Head of its Japanese operation, and latterly as Executive Vice President and Chairman/Board Member of several Swiss Re subsidiary companies. Mr. Haag is the President of the Swiss-Japanese Society in Switzerland.

XL Chairman Michael P. Espositio, Jr., said: “I am pleased to welcome Herbert to the XL Board. I’m confident that his insurance industry knowledge and wealth of business experience will prove invaluable in helping to achieve our strategic business objectives.”

XL President and Chief Executive Officer Brian M. O’Hara added: “It is a pleasure to have Herbert join us, particularly as we mark our 20th anniversary. He is a seasoned professional and I look forward to working with him. He is well respected in the industry and will provide us with the sound guidance we need to steer XL through the next phase of its development.”

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of March 31, 2006, XL Capital Ltd had consolidated assets of approximately $58.8 billion and consolidated shareholders' equity of approximately $8.5 billion. More information about XL Capital Ltd is available at www.xlcapital.com.